Filed Pursuant to Rule 433

Registration No. 333-206550

Final Term Sheet

September 8, 2015

THE HOME DEPOT, INC.

$500,000,000 Floating Rate Notes Due 2017

Issuer:	The Home Depot, Inc.

Title of Securities:	$500,000,000 Floating Rate Notes due September 15, 2017 (the “Floating Rate Notes”)

Principal Amount:	$500,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	A2/A/A

Trade Date:	September 8, 2015

Settlement Date (T+5):	September 15, 2015. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Floating Rate Notes on the date hereof or the next business day will be required, because the Floating Rate Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Floating Rate Notes on the date hereof or the next business day, you should consult your own advisors.

Maturity Date:	September 15, 2017

Interest Rate Basis:	LIBOR

Spread:	+37 basis points

Interest Payment Dates:	Quarterly on March 15, June 15, September 15 and December 15, commencing December 15, 2015

Interest Reset Dates:	March 15, June 15, September 15 and December 15, commencing December 15, 2015

Initial Interest Determination Date:	September 11, 2015

Interest Determination Date:	Second London business day prior to each Interest Reset Date

London Business Day:	A “London business day” is any day on which dealings in United States dollars are transacted in the London interbank market

Interest Rate Determination:	Three-month LIBOR plus 37 bps, determined as of the applicable Interest Determination Date

Day Count Convention:	Actual/360

Redemption:	The Floating Rate Notes shall not be redeemable prior to their maturity.

Price to Public:	100.00%

CUSIP/ISIN:	437076 BJ0/ US437076BJ01

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Lebenthal & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (ii) J.P. Morgan Securities LLC collect at 1-212-834-4533, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Final Term Sheet

September 8, 2015

THE HOME DEPOT, INC.

$1,000,000,000 3.35% Notes due 2025

Issuer:	The Home Depot, Inc.

Title of Securities:	$1,000,000,000 3.35% Notes due September 15, 2025 (the “Notes”)

Principal Amount:	$1,000,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	A2/A/A

Trade Date:	September 8, 2015

Settlement Date (T+5):	September 15, 2015. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next business day will be required, because the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes on the date hereof or the next business day, you should consult your own advisors.

Maturity Date:	September 15, 2025

Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing March 15, 2016

Optional Redemption:	Prior to June 15, 2025, make-whole call at T+20 bps; par call on and after June 15, 2025

Treasury Benchmark:	2.00% due August 15, 2025

Benchmark Yield:	2.197%

Spread to Benchmark:	+117 bps

Reoffer Yield:	3.367%

Coupon:	3.35% per annum

Price to Public:	99.857%

Day Count Convention:	30/360

CUSIP/ISIN:	437076 BK7/ US437076BK73

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Lebenthal & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (ii) J.P. Morgan Securities LLC collect at 1-212-834-4533, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.